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                                                                      EXHIBIT 11

                             BACK YARD BURGERS, INC.
                         COMPUTATION OF INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


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
                                   THIRTEEN WEEKS ENDED     TWENTY-SIX WEEKS ENDED
                                   --------------------     ----------------------
                                   JULY 4,     JUNE 28,      JULY 4,     JUNE 28,
                                    1998        1997          1998        1997
                                    ----        ----          ----        ----
Net Income                         $  366      $  305        $  531      $  219
                                   ======      ======        ======      ======

Weighted average number
 of common shares outstanding
 during the period                  4,580       4,253         4,475       4,249
                                   ======      ======        ======      ======
Basic income per share             $  .08      $  .07        $  .12      $  .05
                                   ======      ======        ======      ======


Weighted average number
 of common shares outstanding
 during the period                  4,580       4,253         4,475       4,249

Preferred shares convertible
 to common shares                      27         297           116         302

Stock options                          88          11            77          12
                                   ------      ------        ------      ------
                                    4,695       4,561         4,668       4,563
                                   ======      ======        ======      ======
Diluted income per share           $  .08      $  .07        $  .11      $  .05
                                   ======      ======        ======      ======
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